Exhibit 99.1

Cadence Pharmaceuticals Reports Fourth Quarter and Full Year 2013

Financial Results

SAN DIEGO, CA – February 28, 2014 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the three and twelve months ended December 31, 2013.

Recent highlights included:

•

Cadence entered into an agreement and plan of merger agreement with Mallinckrodt plc and one of its wholly owned indirect subsidiaries pursuant to which Mallinckrodt commenced a tender offer on February 19, 2014, to acquire all of the outstanding shares of Cadence common stock at a purchase price of $14.00 per share in cash.

•

Net product revenue for the fourth quarter of 2013 was $33.3 million, representing increases of $16.2 million, or 95%, from the fourth quarter of 2012, and $4.3 million, or 15%, from the third quarter of 2013.

•	License revenue of $2.0 million was recognized in the fourth quarter of 2013 from a one-time commercial milestone payment pursuant to the company’s license agreement with Terumo Corporation.

•	Gross margin on sales of OFIRMEV was 65% for the fourth quarter of 2013, compared to 58%, for the fourth quarter of 2012.

•	Cash, cash equivalents and investments were $57.4 million as of December 31, 2013.

Financial Results

Cadence’s net product revenue for the three months ended December 31, 2013, was $33.3 million, an increase of 95% from the $17.1 million in net product revenue recognized for the three months ended December 31, 2012. For the year ended December 31, 2013, Cadence’s net product revenue was $110.5 million, an increase of 121% from the $50.1 million reported in 2012.

For the three months ended December 31, 2013, Cadence reported a net loss of $4.1 million, or $0.05 per share, compared to a net loss of $21.4 million, or $0.25 per share, for the comparable period in 2012. For the year ended December 31, 2013, Cadence reported a net loss of $24.3 million, or $0.28 per share, compared to a net loss of $81.0 million, or $0.95 per share, in 2012. Included in the company’s net loss for the twelve months ended December 31, 2013, was a gain of $7.7 million recorded with respect to the waiver, termination and sale of Cadence’s Incline assets in January 2013, for which the company received cash payments totaling $14.7 million. The company’s net loss for the three and twelve months ended December 31, 2012, included impairment charges and a loss on the sale of equipment totaling $8.6 million pertaining to certain assets involved with the manufacture of OFIRMEV under the terminated development and supply agreement with Baxter Healthcare Corporation. Additionally, the Company recognized disposal costs of $0.3 million during the fourth quarter of 2012 for the inventory held while manufacturing was suspended at Baxter.

The company’s gross margin on sales of OFIRMEV for the three months ended December 31, 2013, was 65%, compared to 58% for the same period in 2012. For the twelve months ended December 31, 2013, Cadence reported a gross margin of 66%, compared to 54% for 2012. These year-over-year increases were primarily the result of lower freight costs in 2013 and the impact of price increases implemented in 2012 and 2013. Operating expenses, including patent amortization, decreased $3.6 million, or 12%, for the three months ended December 31, 2013, to $26.8 million, from $30.3 million for the same period in 2012. This decrease was primarily attributable to impairment charges and a loss on the sale of equipment totaling $8.6 million pertaining to certain assets involved with the manufacture of OFIRMEV under the terminated development and supply agreement with Baxter that were recognized during the three months ended December 31, 2012. Similar charges were not recorded in 2013, however the company incurred higher legal and clinical trial expenses during the three-months ended December 31, 2013 as compared to the same period in 2012. For the twelve months ended December 31, 2013, Cadence reported operating expenses of $102.1 million, a decrease of $1.5 million, or 1%, as compared to $103.6 million for 2012. This decrease was primarily attributable to the impairment charge and loss on equipment sale recorded during the fourth quarter of 2012, mostly offset by higher legal expenses, clinical trial expenses and corporate development activities in 2013 as compared to 2012.

As of December 31, 2013, Cadence held cash, cash equivalents and short-term investments of $57.4 million, a decrease of $4.7 million from $62.1 million at December 31, 2012. Net accounts receivable at December 31, 2013, was $9.3 million, representing approximately 30 days of sales outstanding.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

RISK OF MEDICATION ERRORS AND HEPATOTOXICITY

Take care when prescribing, preparing, and administering OFIRMEV injection to avoid dosing errors which could result in accidental overdose and death.

OFIRMEV contains acetaminophen. Acetaminophen has been associated with cases of acute liver failure, at times resulting in liver transplant and death. Most of the cases of liver injury are associated with the use of acetaminophen at doses that exceed the recommended maximum daily limits, and often involve more than one acetaminophen-containing product.

OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. Rarely, acetaminophen may cause serious skin reactions such as acute generalized exanthematous pustulosis (AGEP), Stevens-Johnson Syndrome (SJS), and toxic epidermal necrolysis (TEN), which can be fatal. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur, or at the first appearance of skin rash. Do not use in patients with acetaminophen allergy.

The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated with postsurgical pain. OFIRMEV is approved for use in patients > 2 years of age. Do not exceed the recommended maximum daily dose of OFIRMEV. OFIRMEV should be administered only as a 15-minute infusion.

For more information, please see the full OFIRMEV Prescribing Information, including the complete boxed warning, which is available at www.OFIRMEV.com or www.cadencepharm.com.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. The current version of Cadence Pharmaceuticals’ corporate overview may be viewed on the Investors page of www.cadencepharm.com under “Events & Presentations” by selecting “Corporate Overview.”

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding the pending acquisition of Cadence by Mallinckrodt plc. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from Cadence’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the pending Mallinckrodt acquisition; uncertainties as to the percentage of Cadence stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Mallinckrodt acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the Mallinckrodt acquisition making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the Mallinckrodt acquisition may result in significant costs of defense, indemnification and liability; Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s dependence on its contract manufacturers and its ability to ensure an adequate and continued supply of OFIRMEV to meet market demand; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current intellectual property litigation with the parties that have submitted new drug applications (“NDAs”) or abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue intellectual property litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted NDAs or ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential for the U.S. patent and trademark office to grant the reexamination of U.S. patent no. 6,992,218 (the “‘218 patent”), which is related to OFIRMEV, and the potential that any claims in the ‘218 patent or in U.S. patent no. 6,028,222, which also relates to OFIRMEV and is currently undergoing reexamination, are invalidated or narrowed in scope; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in defending the patents covering OFIRMEV or in current or future intellectual property litigation, and the impact it may have on the sales and pricing of the product; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, and the potential implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
Phone: 858-436-1400

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Product revenue, net	$33,286	$17,089	$110,529	$50,066
License revenue	2,027	85	2,027	118

Total revenues	35,313	17,174	112,556	50,184

Costs and expenses:
Cost of product sales	11,548	7,178	37,973	23,256
Amortization of patent license	335	335	1,343	1,343
Research and development	2,045	1,073	6,743	6,519
Selling, general and administrative	24,221	20,032	94,482	86,843
Impairment of long-lived assets	—	7,723	—	7,723
Other	161	1,160	(441)	1,174

Total costs and expenses	38,310	37,501	140,100	126,858

Loss from operations	(2,997)	(20,327)	(27,544)	(76,674)
Other (expense) income, net	(1,121)	(1,094)	3,250	(4,299)

Net loss	$(4,118)	$(21,421)	$(24,294)	$(80,973)

Basic and diluted net loss per share	$(0.05)	$(0.25)	$(0.28)	$(0.95)

Shares used to compute basic and diluted net loss per share	86,344	85,591	85,969	85,556

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$57,401	$62,072
Restricted cash	548	640
Accounts receivable, net	9,300	6,152
Inventory	8,646	6,498
Prepaid expenses and other current assets	1,993	1,154

Total current assets	77,888	76,516
Property and equipment, net	2,060	1,967
Intangible assets, net	10,747	12,090
Other assets	108	7,106

Total assets	$90,803	$97,679

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,724	$5,796
Accrued liabilities	18,042	12,969
Deferred revenue	—	2,234
Current portion of long-term debt, less discount	10,777	—

Total current liabilities	36,543	20,999
Other liabilities	844	51
Long-term debt, less discount	18,538	28,818
Total stockholders’ equity	34,878	47,811

Total liabilities and stockholders’ equity	$90,803	$97,679